Exhibit (n)(1)



                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated December 5, 2003, relating to the financial statements and financial highlights of Advent Claymore Convertible Securities and Income Fund, which is incorporated by reference in such Registration Statement. We also consent to the use in this Registration Statement of our report dated December 5, 2003, relating to the senior securities schedule which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Financial Highlights" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
New York, New York
January 15, 2004